Exhibit 8.1

December 1, 2017

Andeavor Logistics LP,

    19100 Ridgewood Parkway,

        San Antonio, TX 78259.

Ladies and Gentlemen:

We have acted as United States tax counsel to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933 (the “Act”) of the Partnership’s offering of 600,000 units of 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units pursuant to the Prospectus Supplement dated November 28, 2017 (“Prospectus Supplement”) and the accompanying Prospectus dated November 14, 2017. We hereby confirm to you that the statements of U.S. federal income tax law set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement are our opinion, subject to the qualifications, limitations, and assumptions contained therein.

We hereby consent to the filing of this opinion on a Form 8-K to be incorporated by reference in the Partnership’s Registration Statement on Form S-3 (File No. 333-221549) as Exhibit 8.1 thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP